EXHIBIT 10.69

BRISTOW GROUP INC.
2007 LONG TERM INCENTIVE PLAN
AMENDMENT NO. 1

This Amendment No. 1 (“Amendment”) to the Bristow Group Inc. 2007 Long Term Incentive Plan (the “Plan”) is effective upon the approval of the stockholders of Bristow Group Inc. (the “Company”) at the Company’s annual meeting of stockholders to be held on August 4, 2010. Defined terms used herein shall have the same meaning as defined in the Plan.

In order to increase the number of shares available for issuance under the plan from 1,200,000 shares to 2,400,000 shares and increase the number of full value shares that may be issued under the plan from 500,000 to 1,000,000, the Plan is hereby amended by replacing Section 1.4 thereof in its entirety with the following:

 “1.4  Shares of Common Stock Available for Incentive Awards

Subject to adjustment under Section 5.5, the maximum number of Shares that shall be available for Incentive Awards under the Plan that are granted wholly or partly in Common Stock (including rights or Stock Options that may be exercised for or settled in Common Stock) shall be 2,400,000 Shares of Common Stock; in addition any Shares under any grants or awards under the Bristow 2004 Stock Incentive Plan or the Bristow 2003 Nonqualified Plan for Non-Employee Directors (the “Prior Plans”) that expire or are forfeited, terminated or otherwise cancelled or that are settled in cash in lieu of Shares shall be available for Incentive Awards under this Plan. Of the total amount of Shares available under the Plan, 1,000,000 of the Shares reserved under the Plan shall be available for grants based on stock other than as a Stock Option or SAR. The number of Shares of Common Stock that are the subject of Incentive Awards under this Plan that are forfeited or terminated, are cancelled, expire unexercised, are settled in cash in lieu of Common Stock or are exchanged for Incentive Awards that do not involve Common Stock, shall again immediately become available for Incentive Awards hereunder. With respect to SARs, when a stock-settled SAR is exercised, the Shares of Common Stock subject to the SAR Award Letter shall be counted against the number of Shares of Common Stock available for future grant or sale under the Plan, regardless of the number of Shares of Common Stock used to settle the SAR upon exercise. Shares of Common Stock used to pay the exercise price of a Stock Option or used to satisfy tax withholding obligations shall not become available for future grant or sale under this Plan. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that Shares are available for issuance pursuant to Incentive Awards.

The following limitations shall apply to grants of Incentive Awards to Employees:

(a) Subject to adjustment as provided in Section 5.5, the maximum aggregate number of Shares of Common Stock that may be subject to Incentive Awards denominated with respect to Shares of Common Stock (including Stock Options, Restricted Stock, Other Stock-Based Awards, SARs or Performance Awards paid out in Shares) granted to an Employee in any calendar year shall be 200,000 Shares.

(b) With respect to Incentive Awards denominated with respect to cash (including Other Stock–Based Awards or Performance Awards paid out in cash), the maximum aggregate cash payout to an Employee in any calendar year shall be $5,000,000.

(c) The limitations of subsections (a) and (b) above shall be construed and administered so as to comply with the Performance-Based Exception.”

Except as expressly amended hereby the Plan shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed in its name and on its behalf by its duly authorized officer.

BRISTOW GROUP INC.

 /s/ Randall A. Stafford
Randall A. Stafford
Vice President and General Counsel,
Corporate Secretary